Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use as an attachment, in the annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10‐K for the fiscal year ended December 31, 2020, by Apartment Investment and Management Company Aimco OP L.P., of our report dated March 1, 2021 on our audit of the consolidated financial statements of Maximus PM Mezzanine A LLC and Subsidiary as of December 31,

2020, and the related consolidated statements of income, changes in member’s (deficit) equity and cash flows for the year then ended, and the related notes to the financial statements.

/s/Geffen Mesher and Company, P.C.

Geffen Mesher and Company P.C.

Portland, Oregon

March 8, 2021

Page | 3